Exhibit 10.7

SHARE PURCHASE AGREEMENT By and Among QAD IRELAND LTD., as the Buyer, and MIDMARK INVESTORS, L.P. and MIDMARK CAPITAL, L.P., as the Shareholders of DYNASYS, S.A. Dated as of June 6, 2012

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Construction and Interpretation	6

ARTICLE II	PURCHASE AND SALE OF SHARES; CLOSING	7
2.1	Purchase and Sale of Shares	7
2.2	Purchase Price and Method of Payment	7
2.3	Closing	7
2.4	Closing Deliveries	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS REGARDING THE COMPANY	10
3.1	Organization and Good Standing; Power; Subsidiaries	10
3.2	Authority; No Conflict	10
3.3	Capitalization	11
3.4	Financial Statements	11
3.5	Books and Records	12
3.6	Real Property; Tangible Personal Property	12
3.7	Condition of Assets	13
3.8	Tax Matters	13
3.9	Employees and Employee Benefit Plans	14
3.10	Compliance with Legal Requirements; Governmental Authorizations	14
3.11	Legal Proceedings; Orders	15
3.12	Restrictive Contracts	15
3.13	Insurance	15
3.14	[Reserved	16
3.15	Intellectual Property	16
3.16	Environmental Matters	16
3.17	Product Quality	17
3.18	Brokers or Finders	17
3.19	Affiliate Transactions	17
3.20	Absence of Material Changes or Events	17

ARTICLE IV	SEVERAL REPRESENTATIONS AND WARRANTIES OF the SHAREHOLDERS	18
4.1	Organization	18
4.2	Authority; No Conflict	18
4.3	Shares	18

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	19
5.1	Organization And Good Standing	19
5.2	Authority; No Conflict	19
5.3	Certain Proceedings	20
5.4	Brokers or Finders	20
5.5	Due Diligence	20

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5.6	Investigation	20
5.7	Financing	21

ARTICLE VI	CONDITIONS TO CONSUMMATION OF CONTEMPLATED TRANSACTIONS	21
6.1	Conditions to Each Party’s Obligations to Consummate the Contemplated Transactions	21
6.2	Further Conditions to the Shareholders’ Obligations to Consummate the Contemplated Transactions	21
6.3	Further Conditions to Buyer’s Obligation to Consummate the Contemplated Transactions	22

ARTICLE VII	INDEMNIFICATION; REMEDIES	22
7.1	Survival	22
7.2	Several Indemnification and Payment of Damages by the Shareholders	22
7.3	Indemnification and Payment of Damages by Buyer	23
7.4	Time Limitations	24
7.5	Limitations on Amount – Shareholders; Source of Indemnification Payments by Shareholders	24
7.6	Limitations on Amount – Buyer	24
7.7	Procedure For Indemnification – Third Party Claims	25
7.8	Procedure for Indemnification – Other Claims	25
7.9	Mitigation of Damages	26
7.10	Insurance Proceeds	26
7.11	Exclusive Remedy	26

ARTICLE VIII	COVENANTS OF THE PARTIES	26
8.1	Public Announcements	26
8.2	Non-Solicitation	27
8.3	Confidentiality	27
8.4	Tax Indemnification	27
8.5	Certain Elections	27
8.6	Sales and Transfer Taxes	27
8.7	Petitgenet Bonus	28

ARTICLE IX	GENERAL PROVISIONS	28
9.1	Expenses	28
9.2	Notices	28
9.3	Jurisdiction; Service of Process	29
9.4	Further Assurances	30
9.5	Waiver	30
9.6	Entire Agreement and Modification	30
9.7	Disclosure Schedule	30
9.8	Assignments, Successors, and No Third-Party Rights	30
9.9	Severability	31
9.10	Headings	31
9.11	Governing Law	31
9.12	Specific Performance	31

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SCHEDULES AND EXHIBITS

Schedule 1	-	Shareholders and Units; Purchase Price
Schedule 2	-	Wire Transfer Instructions
Exhibit A	-	Escrow Agreement
Exhibit B	-	Shareholders’ Share Transfer Certificate
Exhibit C	-	Directors’ Share Transfer Certificate
Exhibit D	-	Acte Reiteratif Du Contrat De Cession
Exhibit E	-	Resignation Letters
Exhibit F	-	Certificate of the Chief Financial Officer of the Company
Exhibit G	-	Certificates of Secretary or Assistant Secretary of Each Each Shareholder
Exhibit H	-	Payment Receipts
Exhibit I	-	Termination of Management Agreement
Exhibit J	-	Certificate of Secretary or Assistant Secretary of Buyer

DISCLOSURE SCHEDULE

Section 3.2(b)	-	Consents
Section 3.3	-	Capitalization
Section 3.4	-	Financial Statements
Section 3.6(a)	-	Real Property
Section 3.6(b)	-	Tangible Personal Property
Section 3.8(b)	-	Tax Matters
Section 3.9(a)	-	Employees; Employee Benefit Plans
Section 3.9(b)	-	Compliance with French Labour Laws
Section 3.10(a)	-	Compliance with Legal Requirements; Governmental Authorizations
Section 3.15(a)	-	Intellectual Property
Section 3.15(b)	-	Rights to Use Intellectual Property
Section 3.19	-	Affiliate Transactions
Section 3.20	-	Absence of Material Changes or Events

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 6, 2012 by and among MIDMARK INVESTORS, L.P., a Delaware limited partnership, and MIDMARK CAPITAL, L.P., a Delaware limited partnership (each, a “Shareholder,” and collectively, the “Shareholders”), and QAD IRELAND LTD., an Irish limited liability company registered with the Company Registration Office under number 281411 (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Shareholders own beneficially and of record all the issued and outstanding shares of capital stock of DynaSys, S.A., a French limited stock corporation (société anonyme), as set forth on Schedule 1 attached hereto (collectively, the “Shares”);

WHEREAS, each Shareholder desires to sell to the Buyer, and the Buyer desires to purchase from each Shareholder, all of the issued and outstanding Shares owned by such Shareholder on the terms and conditions set forth herein; and

WHEREAS the Shareholders and the Buyer have signed a Confidential Letter of Intent on March 27, 2012 (as amended, the “Letter of Intent”), which emphasizes that (1) the parties agree to sell and to purchase all of the Shares for a total price of four million two hundred thousand Euro (€ 4,200,000), (2) the price is proposed and accepted if the conditions outlined in the Letter of Intent have been met, which conditions include the conclusion of due diligence by the Buyer with a positive result, (3) the conduct of business has taken place in the usual and ordinary manner with no extraordinary transaction and no material adverse change in the business, financial conditions, prospects, assets or operations of DynaSys, S.A. from the start of the 2012 calendar year.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” – with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlling, is Controlled by, or is under common Control with, such first Person, where “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (a) any investment account advised or managed by such Person or one of its Subsidiaries or Affiliates on behalf of third parties, or (b) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making  investments of which such Person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an Affiliate of such Person.

“Affiliate Transaction” and “Affiliate Transactions” – as defined in Section 3.19.

“Applicable Contract” – any Contract (a) under which the Company has any rights, (b) under which the Company is subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

“Bonus Adjustment” – amount of bonuses paid after March 31, 2012 to any employee other than in the ordinary course of business, plus the Company’s share of additional Taxes payable as a result of such bonus, and the Petitgenet Bonus.

“Breach” – Breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach or failure.

“Buyer” – as defined in the Preamble.

“Buyer Closing Documents” – as defined in Section 5.2(a).

“Buyer Indemnified Persons” – as defined in Section 7.2.

“Cash Adjustment Amount” – as defined in Section 2.2.

“Closing” – as defined in Section 2.3.

“Closing Date” – as defined in Section 2.3.

“Company” – DynaSys S.A., a French limited stock corporation (société anonyme à conseil d'administration), with an address of 3 Allee de Stockholm, 67300 Schiltigheim, France, registered with the Chamber of Commerce in Strasbourg under number RCS Strasbourg B 334 915 782.

“Company’s Proprietary Rights” – as defined in Section 3.15(a).

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)           the sale, transfer and conveyance of the Shares by the Shareholders to the Buyer;

(b)           the execution, delivery, and performance of such other agreements contemplated hereby;

(c)           the performance by the Buyer, the Company and the Shareholders of their respective covenants and obligations under this Agreement; and

(d)           the Buyer’s acquisition and ownership of the Shares.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 7.2.

“Disclosure Schedule” – the disclosure schedule delivered by the Company and/or the Shareholders to the Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” – any charge, claim, community property interest, condition, mortgage, lien, option, pledge, hypothecation, security interest, right of first refusal, or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, whether arising by contract or under law.

“Environmental Laws” – any and all France, United States or other nation’s federal, state, or local laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Body pertaining to public health or safety, pollution, conservation, damage to or protection of, the environment.

“Environmental Permits” – licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

“Escrow Agent” – as defined in the Escrow Agreement.

“Escrow Agreement” – the escrow agreement by and among the Buyer, the Shareholders and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” – as defined in Section 2.2(c).

“Financial Statements” – as defined in Section 3.4.

“French GAAP” – the generally accepted accounting principles in the French Republic,  as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d)           body exercising, or entitled to exercise, any self-regulatory, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Person” – as defined in Section 7.7(a).

“Indemnifying Person” – as defined in Section 7.7(a).

“Interim Balance Sheet” – as defined in Section 3.4(b).

“Interim Financial Statements” – as defined in Section 3.4(b).

“Knowledge” – the Company, a party to this Agreement or an individual will be deemed to have “Knowledge” of a particular fact or other matter if such person is actually aware of such fact or other matter or should have been aware of such fact or other matter.

“Leased Real Property” – as defined in Section 3.6(a)(i).

“Legal Requirement” – any federal, state, provincial, regional, local, municipal, foreign, or other governmental or self-regulatory constitution, treaty, law, statute, code, ordinance, regulation, order, decree, judgment or directive.

“Letter of Intent” – as defined in the Recitals.

“Material Adverse Effect” – a material adverse effect on the business, results of operations or financial condition of the Company, but excluding any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) any actions required under this Agreement to obtain any Consent from any Person or Governmental Body, (iii) changes in political or general economic conditions, including changes in commodities prices, interest rates or in any financial market, or the securities markets in general, (iv) acts of terrorism, war or other social or political disruptions, (v) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industry as the Company conducts its business generally, including (A) changes in laws or regulations generally applicable to such businesses or industry (or interpretations thereof) and (B) changes in French GAAP or its application, or (vi) a reduction of customers or decline in business of the Company occurring after the Closing of which the Company had received no notice prior to the Closing.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or parent company (if any), in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” – with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), and any amendment to any of the foregoing.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Petitgenet Bonus” – as defined in Section 3.9(b).

“Pre-Closing Tax Period” – as defined in Section 7.2(d).

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights” – (i) all patents and patent applications (including all provisional, divisions, continuations, continuations in part and reissues), patentable inventions, and business methods; (ii) all registered and unregistered fictional business names, trade names, trademarks, service marks and applications and registered domain names; (iii) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including, but not limited to, software; (iv) all know-how, trade secrets, customer lists, confidential information, software, technical information, data, process technology, plans, drawings and blueprints; and (v) all other intellectual or industrial property rights, including, but not limited to database rights and model rights.

“Purchase Price” – as defined in Section 2.2.

“Representative” – with respect to a particular Person, any director, officer, shareholder, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Shares” – as defined in the Recitals.

“Shareholder” or “Shareholders” – as defined in the Preamble.

“Shareholder Closing Documents” – as defined in Section 4.2(a).

“Shareholder Indemnified Persons” – as defined in Section 7.3.

“Subsidiary” or “Subsidiaries” – with respect to any Person, any entity or entities Controlled by such Person. Any entity which is a Subsidiary of a Person is also a Subsidiary of that Person’s Controlling company.

“Tax” or “Taxes” – as defined in Section 3.8(a)(i).

“Taxable” – as defined in Section 3.8(a)(i).

“Taxing” – as defined in Section 3.8(a)(i).

“Tax Return” – as defined in Section 3.8(a)(ii).

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.

1.2           Construction and Interpretation.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

(c)           Any reference to any federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise.  References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

(d)           The word “including” means “including without limitation.”  The word “or” is not exclusive.

(e)           References to Articles, Sections, Exhibits, Annexes and Schedules mean the Articles, Sections, Exhibits, Annexes and Schedules of this Agreement (unless otherwise indicated).  The Exhibits, Annexes and Schedules (including the Disclosure Schedule) are incorporated by reference into and shall be deemed a part of this Agreement.

(f)           The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

(g)           Any and all accounting terms utilized in this Agreement shall, unless the context otherwise requires, be construed in accordance with French GAAP.

(h)           All references to “€” in this Agreement shall be references to Euros.

(i)           In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted.  Any action required to be taken on a particular day must be taken before 5:00 p.m., (New York Time, on that day).

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

2.1           Purchase and Sale of Shares.  Subject to the terms of this Agreement, at the Closing, each Shareholder severally agrees to sell to the Buyer, and the Buyer agrees to purchase from each such Shareholder, all of the Shares owned by such Shareholder as set forth opposite such Shareholder’s name on Schedule 1 hereto for the purchase price set forth in Section 2.2 below.  Each Shareholder acknowledges and agrees that the number of Shares set forth opposite such Shareholder’s name on Schedule 1 is true and correct.

2.2           Purchase Price and Method of Payment.  The aggregate purchase price for the Shares shall be an amount equal to (i) Four Million Two Hundred Thousand Euros (€4,200,000) plus (ii) One Million Eight Hundred Thousand Euros (€1,800,000) (the “Cash Adjustment Amount”), and minus (iii) the Bonus Adjustment (the “Purchase Price”).  At Closing, the Purchase Price shall be payable as follows:

(a)           Five Million Two Hundred Thousand Eight Hundred Fifty-Five Euros (€5,200,855) (minus its proportionate share of the Bonus Adjustment) to MidMark Investors, L.P.’s bank account indicated on Schedule 2 hereto;

(b)           Two Hundred Ninety-Nine Thousand One Hundred Forty-Five Euros (€299,145) (minus its proportionate share of the Bonus Adjustment) to MidMark Capital, L.P.’s bank account indicated on Schedule 2 hereto; and

(c)           Five Hundred Thousand Euros (€500,000) (the “Escrow Amount”) shall be paid to the Escrow Agent’s bank account indicated on Schedule 2 hereto,  to hold in escrow pending disbursement in accordance with the terms of the Escrow Agreement.

2.3           Closing.  Subject to the satisfaction or waiver of all of the conditions therefor contained in Article VI hereof, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of BMH Avocats 29, Rue de Faubourg Saint-Honoré, Paris 75008, France on the date hereof (the “Closing Date”), or at such other place or earlier or later date or time as the parties hereto may mutually agree.  For financial, accounting and tax purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date or such other time and date as the parties hereto may mutually agree.

2.4           Closing Deliveries.  At the Closing:

(a)           The Shareholders will deliver or cause to be delivered to the Buyer:

(i)           a share transfer certificate (ordre de movement), substantially in the form of Exhibit B, duly executed by each Shareholder evidencing the transfer of the ownership of the Shares to the Buyer;

(ii)          one copy of the share transfer certificates, substantially in the form of Exhibit C, evidencing that each of the four directors of the Company has transferred to MidMark Capital, L.P. its one (1) Share prior to Closing;

(iii)         three duly executed copies of the simplified French version of this Agreement (acte reiteratif du contrat de cession), substantially in the form of Exhibit D required for the Buyer to register the transfer of the Shares with the French Tax authorities;

(iv)         counterparts to the Escrow Agreement, duly executed by the Shareholders and the Escrow Agent;

(v)          a resignation, substantially in the form of Exhibit E, of any Person from the board of directors of the Company, any committees of the board of directors, and all other positions held by such Person with the Company prior to the Closing, such resignations to be effective subject to and with effect from Closing;

(vi)         a certificate of the chief financial officer of the Company, substantially in the form of Exhibit F, which shall certify (1) the minutes of the board of directors of the Company having, in accordance with section 11 of the Company’s articles of incorporation, approved the sale of the Shares by the Shareholders to the Buyer, and (2) the copy of the sole Organizational Document of the Company consisting of its articles of incorporation;

(vii)        with respect to each Shareholder, a certificate of the Secretary of its general partner, substantially in the form of Exhibit G, which shall certify (1) the names of the general partner’s officers who are authorized to sign the Shareholder Closing Documents, together with the true signatures of such officers, (2) the attached copy of the certificate of limited partnership of the applicable Shareholder and (3) the attached copies of the resolutions, duly adopted by the general partner’s governing body, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions;

(viii)       a receipt for the payment of the Purchase Price for each Shareholder, substantially in the form of Exhibit H;

(ix)         a termination, substantially in the form of Exhibit I, of that Management Agreement dated as of November 29, 2002 between MidMark Investments, Inc. and the Company; and

(x)          such other documents, instruments or certificates required to be delivered by the Shareholders at or prior to the Closing Date pursuant to this Agreement and such other matters as may be reasonably requested by Buyer in order to effectuate the intent of this Agreement.

(b)           The Buyer will deliver or cause to be delivered to the Shareholders or to the Escrow Agent (as the case may be):

(i)           the fractions of the Purchase Price set out in sections 2.2 (a) and 2.2 (b) hereof, delivered to the Shareholders by wire transfer of immediately available funds to the accounts specified on Schedule 2;

(ii)          the Escrow Amount, pursuant to section 2.2 (c) hereof delivered to the Escrow Agent in the manner specified in the Escrow Agreement and to the account specified on Schedule 2;

(iii)         counterparts to the Escrow Agreement, duly executed by the Buyer;

(iv)         a certificate of the Secretary or an Assistant Secretary of the Buyer, substantially in the form of Exhibit J, which shall certify (1) the names of the officers of the Buyer authorized to sign the Buyer Closing Documents, together with the true signatures of such officers, (2) the attached copies of the Organizational Documents of the Buyer and (3) the attached copies of the resolutions, duly adopted by the Board of Directors of the Buyer, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement and the Contemplated Transactions;

(v)          one duly executed copy of the simplified French version of this Agreement (acte reiteratif du contrat de cession), substantially in the form of Exhibit D, required for the Buyer to register the transfer of the Shares with the French Tax authorities; and

(vi)         such other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement and such other matters as may be reasonably requested by the Shareholders in order to effectuate the intent of this Agreement.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Shares shall not be transferred and the Buyer shall have no property rights or interest in the Shares unless and until the Closing actually takes place and the Purchase Price has been effectively received.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS REGARDING THE COMPANY

The Shareholders represent and warrant to the Buyer as follows:

3.1           Organization and Good Standing; Power; Subsidiaries.

(a)           The Company is a limited stock corporation (société anonyme) duly organized, validly existing, and in good standing under the laws of the French Republic and has all requisite corporate power and corporate authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent any failure to so qualify will not be reasonably likely to result in a Material Adverse Effect.

(b)           The Company has delivered to the Buyer copies of the Organizational Documents of the Company, as currently in effect, and no amendments thereto are pending.

(c)           The Company has no Subsidiaries and has no direct or indirect interest or investment (whether equity or debt) in any Person.

3.2           Authority; No Conflict.

(a)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Shareholders will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, the Company’s board of directors having in accordance with section 11 of the Company’s articles of incorporation, approved on May 29, 2012 the sale of the Shares by the Shareholders to the Buyer, or (B) any resolution adopted by the board of directors of the Company or the Shareholders;

(ii)          contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets or properties owned or used by the Company, may be subject;

(iii)         contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by the Company; or

(v)          result in the breach of or constitute a default under any agreement to which the Company is a party.

(b)           Except as set forth in Section 3.2(b) of the Disclosure Schedule, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except such Consents as have been obtained prior to the Closing Date.

3.3           Capitalization.  As of the date of this Agreement, the issued and outstanding equity securities of the Company consist of the shares of capital stock as set forth in Section 3.3 of the Disclosure Schedule.  The Shares held by the Shareholders set forth in Section 3.3 of the Disclosure Schedule constitute all of the issued and outstanding capital stock and equity interests in the Company.  All of the Shares have been validly issued, and none of the Shares was issued in violation of any applicable securities laws or any other Legal Requirement. As of the Closing Date there are no, statutory or contractual pre-emptive rights, rights of first refusal, anti-dilution rights or any similar rights held by any party with respect to the issuance of any equity securities of the Company.  As of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, or other rights of any kind to acquire any capital stock or other equity interest in the Company or any securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such capital stock or other equity interest, nor is the Company committed to issue any such option, warrant, right or security.  There are no agreements or understandings to which the Company is a party with respect to the voting of any Shares or which restrict the transfer of any Shares.  The Company is not under any obligation by reason of any agreement to register the offer and sale or resale of the Shares or any other securities of the Company under the securities laws of any jurisdiction.

3.4           Financial Statements.  The Company has delivered to the Buyer the following financial statements (collectively, the “Financial Statements”):

(a)           (i) the audited balance sheets of the Company at and as of December 31, 2011 and 2010 and (ii) the related audited statements of income, changes in stockholders’ equity and cash flow for each of the two consecutive calendar years ended December 31, 2011; and

(b)           (i) the unaudited balance sheet of the Company as of March 31, 2012 (the “Interim Balance Sheet”) and (ii) the related unaudited statement of income, changes in stockholders’ equity and cash flow for the three months ended March 31, 2012 (together with the Interim Balance Sheet, the “Interim Financial Statements”).

The Financial Statements are true, correct and complete in all material respects and have been prepared in conformity with French GAAP, consistently applied throughout the periods to which the Financial Statements relate.  The Financial Statements fairly represent in all material respects the financial condition and results of operation of the Company.  Section 3.4 of the Disclosure Schedule contains a copy of the audited financial statements as of December 31, 2011 referred to in paragraph (a) of this section.

3.5           Books and Records.  All of the books of account, minute books, share register (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaires), and other records of the Company have been made available for inspection to the Buyer.  At the Closing, all books and records of the Company will be in the possession of the Company.

3.6           Real Property; Tangible Personal Property.

(a)           Real Property.

(i)           The Company does not own any real property.  Section 3.6(a) of the Disclosure Schedule sets forth a list and description of all real properties and interests therein leased, subleased, or otherwise occupied or used by the Company (such property being hereinafter referred to as the “Leased Real Property”).  All leases relating to the Leased Real Property are identified on Section 3.6(a) of the Disclosure Schedule and true and complete copies thereof have been delivered to the Buyer.

(ii)          The Company is not a party to or bound by any contract or other agreement (including any option) for the purchase or sale of any real estate interest or any contract or other agreement for the lease to or from the Company of any real estate interest not currently in the possession of the Company.

(iii)         Except as set forth on Section 3.6(a) of the Disclosure Schedule, the Company has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property, free and clear of all Encumbrances.

(iv)         The Company has fulfilled all obligations under the leases related to the Leased Real Property which were required to be fulfilled by the Company prior to the Closing.

(b)           Tangible Personal Property.  Except as set forth on Section 3.6(b) of the Disclosure Schedule, and except with respect to leased personal property (as to which the Company has a valid leasehold interest), the Company has good and marketable title to all of its tangible personal property and assets shown on the Interim Balance Sheet and the audited balance sheet at and as of December 31, 2011, in each case free and clear of all Encumbrances.  Except as set forth in Section 3.6(b) of the Disclosure Schedule, the Company leases or owns all tangible properties and assets necessary for the operation of its business as currently conducted.  The Company has not received notice of any violation of, or default under, any Legal Requirement or contractual requirement relating to its owned or leased tangible properties and assets which remains uncured or has not been dismissed.  All leases and licenses pursuant to which the Company leases or licenses tangible property from others are in good standing, valid, and effective in accordance with their respective terms, and there is not, with respect to the Company, and to the Company’s Knowledge with respect to any other party, under any of such leases or licenses, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance).

3.7           Condition of Assets.  Except as otherwise may be disclosed on the Disclosure Schedule, the assets used by the Company in the conduct of its business are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8           Tax Matters.

(a)           For purposes of this Agreement:

(i)           “Tax” (or “Taxes” or “Taxable” or “Taxing” where the context requires) means any France, United States or other nation’s federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding based on wages, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of  any other person.

(ii)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)           Except as set forth in Section 3.8(b) of the Disclosure Schedule:

(i)           All Tax Returns required to be filed by or on behalf of the Company (including any combined, consolidated or unitary group of which the Company is or was a member prior to the Closing Date), either have been properly prepared and duly and timely filed with all appropriate Taxing authorities or, if not filed, applicable penalties and interest caused by such failure to file have been paid or accrued for.  All such Tax Returns were true, complete and correct in all material respects.  All Taxes payable by or on behalf of the Company, either directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid.

(ii)          No claim has been made to the Company by a Taxing authority in a jurisdiction where the Company does not file a Tax Return such that it is or may be subject to Tax by that jurisdiction.

(iii)         There are no other audits or investigations by any Taxing authorities in progress, nor has the Company received any notices from any Taxing authority that it intends to conduct such an audit or investigation.

3.9           Employees and Employee Benefit Plans.

(a)           Section 3.9(a) of the Disclosure Schedule contains a true and complete list of the following information for each employee of the Company, including each employee on leave of absence or layoff status:  name; job title; part-time or full-time status; and current compensation paid or payable.  Additionally, Section 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by the Company or by any trade or business.  Section 3.9(a) of the Disclosure Schedule identifies each of the benefit plans that is an “employee welfare benefit plan” or “employee pension benefit plan.”

(b)           The Company has agreed to pay Thierry Petitgenet, the Chief Financial Officer of the Company, a cash bonus of €27,400 (comprised of €18,900 of gross salary plus €8,500 Taxes) (the “Petitgenet Bonus”) within the one month period following the Closing in accordance with the Company’s ordinary payroll practices.  Except for the Petitgenet Bonus and as set forth in Section 3.9(b) of the Disclosure Schedule, the Company does not owe any money to any employee with the exception of the payments due in the normal course of the work relation which have not yet fallen due. The Company is not engaged with any employee in an employment contract which includes provisions in conflict with French Labour laws.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, the Company has properly prepared and duly and timely filed with all appropriate Social authorities (Législation sur le Travail, Médecine du Travail, Hygiène et Sécurité) all the necessary declarations. All National Insurance Contributions (cotisations de sécurité sociale) have been paid.

3.10         Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth on Section 3.10(a) of the Disclosure Schedule:

(i)           The Company is in material compliance with each Legal Requirement that is applicable to it and is material to the conduct or operation of its business or the ownership or use of any of its assets or properties;

(ii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement;

(iii)         the Company has not received, at any time since January 1, 2009, any written notice or other written communication from any Governmental Body or any other Person regarding:  (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;  and

(iv)         The Company has all Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets and properties in the manner in which it currently owns and uses such assets and properties.

3.11         Legal Proceedings; Orders.  There is no pending Proceeding or Order:

(i)           that has been commenced by or against the Company or that, to the Knowledge of the Company, otherwise relates to or may affect the business of, or any of the assets or properties owned or used by, the Company; or

(ii)          that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.12         Restrictive Contracts.  Neither the Company nor any officer, member of the board of directors nor, to the Knowledge of the Company, any agent, employee, consultant, or contractor of the Company is bound by any Applicable Contract that purports to limit the ability of the Company or such officer, member of the board of directors, agent, employee, consultant, or contractor to engage in or continue any conduct, activity, or practice relating to the business of the Company.

3.13         Insurance.

(a)           The Company has made available for inspection by the Buyer:

(i)           true and complete copies of all policies of insurance to which the Company is a party or under which the Company is covered on the date of this Agreement; and

(ii)          true and complete copies of all pending applications for policies of insurance relating to the Company.

(b)           All policies to which the Company is a party or that provide coverage to the Company or any member of the board of directors or officer of the Company are valid, outstanding, and enforceable.

(c)           The Company has not received:

(i)           any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights concerning any pending or outstanding claims involving the Company or any of its assets or operations; or

(ii)          any written notice of cancellation that any insurance policy covering the Company or any of its assets or operations is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d)           The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company.

3.14         [Reserved.]

3.15         Intellectual Property.

(a)           Section 3.15(a) of the Disclosure Schedule contains a complete and correct list and brief description of all material Proprietary Rights owned by the Company (the “Company’s Proprietary Rights”).  The Company owns the entire right, title and interest in and to all of the Company’s Proprietary Rights.

(b)           Except as disclosed in Section 3.15(b) of the Disclosure Schedule, the Company has not granted to any other Persons or businesses the right to use any of the Company’s Proprietary Rights, and no Persons or businesses has ever attempted to restrain the Company from using any of the Company’s Proprietary Rights.

(c)           The Company does not use any patent, trademark or other intellectual property right belonging to any third party without authorization.

(d)           The Company has the right to use the names, service marks, trademarks and other Proprietary Rights material to the conduct of its business.  The Company’s use of its Proprietary Rights has not infringed upon the intellectual property rights of any third party.

(e)           There is no Proceeding pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, use or ownership of any of the Company’s Proprietary Rights.

(f)           The Company’s Proprietary Rights are being sold to the Buyer with the Shares and the Purchase Price shall constitute all of the consideration being paid for the Shares and the Company’s Proprietary Rights.

3.16         Environmental Matters. The Company is in material compliance with Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has not received any written notice, report or other information from any Governmental Body having judicial, regulatory or administrative authority under Environmental Laws regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its Leased Real Property arising under Environmental Laws, the subject of which would have a Material Adverse Effect.  The Company possesses all Environmental Permits which are required for the operation of its business and is in compliance with the provisions of all such Environmental Permits, except to the extent the failure to possess or comply with an Environmental Permit would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Copies of all Environmental Permits issued to the Company have been provided to the Buyer.

3.17         Product Quality. All products and services designed, manufactured, marketed or sold by the Company are in compliance with applicable legal requirements, and generally applied technical standards. These products observe the applicable regulations with respect to the protection of the Environment.

3.18         Brokers or Finders.  Except for the fees payable to Bulger Capital Partners, which fees shall be borne solely by the Shareholders, the Company and its agents have not incurred any obligation or liability, contingent or otherwise, for any investment banking, brokerage or finders’ fees, commissions, or any other similar payment in connection with this Agreement.

3.19         Affiliate Transactions.  Schedule 3.19 of the Disclosure Schedule sets forth a correct and complete list of all Contracts in existence between the Company, on the one hand, and any Shareholder, any Affiliate of any Shareholder or any business or entity in which any Shareholder or any Affiliate of any Shareholder, have any direct or indirect interest (other than the Company or other than ownership of publicly traded securities), on the other hand (each, an “Affiliate Transaction”, and together the “Affiliate Transactions”).  Except as set forth in Section 3.19 of the Disclosure Schedule, all such arrangements or transactions shall be terminated effective as of the Closing.

3.20         Absence of Material Changes or Events.  Except as set forth in Schedule 3.20 of the Disclosure Schedule or as contemplated by this Agreement, since January 13, 2012:

(a)            there has not occurred a Material Adverse Effect;

(b)           the Company has not operated its business other than in the Ordinary Course of Business;

(c)           the Company has not declared, set aside, accrued or paid any dividends, stock splits or distributions on its capital stock or, directly or indirectly, purchased, redeemed, or otherwise acquired or disposed of any shares of its capital stock;

(d)           the Company has not (i) incurred any liability or obligation under any Contract or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business, (ii) issued any notes or other debt securities or (iii) mortgaged, pledged or subjected to any Encumbrance any of its assets or properties;

(e)           except in the Ordinary Course of Business, the Company has not effected any increase in salary, wages, or other compensation of any kind, whether current or deferred, to any officer, employee, or agent of the Company, or made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment (except as required by the terms of plans or arrangements existing prior to such date);

(f)            there have been no transfers of assets of the Company other than in the Ordinary Course of Business; and

(g)           there has been no strikes or protests or threats thereof by the Company’s employees.

ARTICLE IV

SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, and not jointly, represents and warrants as to itself to the Buyer as follows:

4.1           Organization.  Such Shareholder is validly existing and in good standing under the laws of its jurisdiction of organization.

4.2           Authority; No Conflict.

(a)           The execution and delivery by such Shareholder of this Agreement and the other agreements, certificates, instruments and other documents executed and delivered by such Shareholder pursuant to this Agreement (collectively, the “Shareholder Closing Documents”), the performance of such Shareholder’s obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly approved by all necessary partnership or other relevant action of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of the Shareholder Closing Documents and the consummation by such Shareholder of the Contemplated Transactions.  This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against the Shareholder in accordance with its terms, except insofar as enforcement may be limited by United States bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights. Upon the execution and delivery by such Shareholder of the Shareholder Closing Documents, the Shareholder Closing Documents will constitute the legal, valid and binding obligations of the Shareholder in accordance with their respective terms, except insofar as enforcement may be limited by United States bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by such Shareholder will, directly or indirectly (with or without notice or lapse of time),

(i)           contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Shareholder, or (B) any resolution adopted by the governing body or partners of such Shareholder;

(ii)          contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Shareholder, or any of the assets or properties owned by such Shareholder, may be subject; or

(iii)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties of such Shareholder.

4.3           Shares.  Such Shareholder as of the date of this Agreement is the record and beneficial owner of the Shares set forth opposite such Shareholder’s name on Schedule 1 attached hereto.  Such Shares are, and when delivered by such Shareholder to the Buyer pursuant to this Agreement will be, free and clear of any and all Encumbrances, other than Encumbrances created by the Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Company and the Shareholders as follows:

5.1           Organization And Good Standing.  The Buyer is an Irish limited liability company duly organized, validly existing, and in good standing under the laws of Ireland.

5.2           Authority; No Conflict.

(a)           The execution and delivery by the Buyer of this Agreement and the other agreements, certificates, instruments and other documents contemplated hereby (collectively, the “Buyer Closing Documents”), the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly approved by the board of directors or other governing body of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution and delivery of the Buyer Closing Documents and the consummation by the Buyer of the Contemplated Transactions.  This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights.  Upon the execution and delivery by the Buyer of the Buyer Closing Documents, the Buyer Closing Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights.  The Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Buyer Closing Documents and to perform its obligations under this Agreement and the other Buyer Closing Documents.

(b)           Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will:

(i)           contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors or the stockholders of the Buyer;

(ii)          contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer may be subject;

(iii)         contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer; or

(iv)         contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract, commitment or agreement to which the Buyer is bound or affected.

(c)           The Buyer is not and will not be required to give notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except such Consents as have been obtained prior to the date hereof.

5.3           Certain Proceedings.  There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Buyer’s Knowledge, no such Proceeding has been Threatened, and no event has occurred and no circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.4           Brokers or Finders.  The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

5.5           Due Diligence. The Buyer has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.

5.6           Investigation.  In connection with Buyer’s investigation of the Company, the Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company, which have been prepared in good faith. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that the Buyer is familiar with such uncertainties, and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Buyer acknowledges and agrees that such estimates, projections and other forecasts and plans are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in such estimates, projections and other forecasts and plans.

5.7           Financing.  At Closing, the Buyer will have sufficient funds to pay the Purchase Price and all fees and expenses associated with the Contemplated Transactions required to be paid by it.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF CONTEMPLATED TRANSACTIONS

6.1           Conditions to Each Party’s Obligations to Consummate the Contemplated Transactions.  The respective obligations of each party to consummate the Contemplated Transactions is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a)           No Legal Requirement or Order shall have been enacted, entered, promulgated, enforced or threatened by any court or Governmental Body, which prohibits or restricts the consummation of the Contemplated Transactions; and

(b)           All Consents required to be obtained from, and notices and filings required to be given to or made with, any Person to consummate the Contemplated Transactions, including, but not limited to, all of such Consents identified on Schedule 3.2(b) of the Disclosure Schedule, shall have been obtained, given or made, except where the failure to obtain such Consent or to provide such notice will not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

6.2           Further Conditions to the Shareholders’ Obligations to Consummate the Contemplated Transactions. The obligations of the Shareholders to consummate the Contemplated Transactions are further subject to satisfaction or waiver by the Shareholders of the following conditions on or before the Closing Date:

(a)           The representations and warranties of Buyer contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date);

(b)           Buyer shall have performed and complied in all respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c)           The Buyer shall have delivered each of the items identified in Section 2.4(b) hereof;

(d)           All actions taken by Buyer in connection with the consummation of the Contemplated Transactions and all certificates, instruments and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to the Shareholders.

6.3           Further Conditions to Buyer’s Obligation to Consummate the Contemplated Transactions.  The obligation of Buyer to consummate the Contemplated Transactions is further subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of the Shareholders contained herein shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date);

(b)           The Shareholders shall have performed and complied in all respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing);

(c)           There shall not have occurred any Material Adverse Effect with respect to the Company;

(d)           The Affiliate Transactions shall have been terminated as provided in Section 3.19 hereof;

(e)           All of the Shares shall be free and clear of all Encumbrances;

(f)           The Shareholders shall have delivered each of the items identified in Section 2.4(a) hereof; and

(g)           All actions to be taken by the Shareholders and the Company in connection with the consummation of the Contemplated Transactions and all certificates, instruments and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to the Buyer.

ARTICLE VII

INDEMNIFICATION; REMEDIES

7.1           Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other agreement, instrument, certificate or document delivered pursuant to this Agreement will survive the Closing until the six (6) month anniversary of the Closing Date with the exception of the items under 7.2 (e) and 7.2 (f) for which the warranties shall survive the Closing until the one (1) year anniversary of the Closing Date, whereupon all such representations, warranties, covenants and obligations, and all indemnifications rights relating thereto, shall expire and terminate and shall be of no further force or effect, except that the representations set out in Section 3.1 (Organization and Good Standing; Subsidiaries), Section 3.2 (Authority; No Conflict) and Section 3.3 (Capitalization), and the breach of any other representation or warranty in this Agreement as the result of fraud or willful misconduct shall survive until the fifth year anniversary of the Closing Date.

7.2           Several Indemnification and Payment of Damages by the Shareholders.  The Shareholders agree, subject to the other terms and conditions of this Agreement, to severally, in accordance with their pro rata indemnification participation set forth on Schedule 1 hereto, indemnify and hold harmless the Buyer and its officers and directors (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of any demonstrated out-of-pocket losses (collectively, “Damages”), caused by and attributable to:

(a)           any Breach of any representation or warranty made by such Shareholder or the Company in this Agreement, the Disclosure Schedule, or any other agreement, instrument, certificate or document delivered by such Shareholder or the Company pursuant to this Agreement;

(b)           any Breach by the Company of any covenant or obligation of the Company in this Agreement;

(c)           any claim by any Person for brokerage, finder’s or legal fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(d)           (A) all Taxes (including, as indicated in Section 3.8(a), payroll taxes and social security contributions) or the non-payment or non-declaration thereof of the Company for all Taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and (B) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(e)           any claim by an employee of the Company or Governmental Body based on the Working Time Directive in France to the extent related to events occurring or acts or omissions by the Company prior to the Closing Date;

(f)           any reduction or elimination of French research and development tax credits provided to the Company with respect to the Pre-Closing Tax Period.

7.3           Indemnification and Payment of Damages by Buyer.  The Buyer will indemnify and hold harmless the Shareholders and their Representatives (collectively, the “Shareholder Indemnified Persons”) for, and will pay to the Shareholder Indemnified Persons the amount of any Damages caused by and attributable to:

(a)           any Breach of any representation or warranty made by the Buyer in this Agreement or in any agreement, instrument, certificate or document delivered by the Buyer pursuant to this Agreement;

(b)           any Breach by the Buyer of any covenant or obligation of the Buyer in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

7.4           Time Limitations.  Except with respect to such representations and warranties which survive for the applicable statute of limitations pursuant to Section 7.1, the Shareholders will have no liability (for indemnification or otherwise) pursuant to this Article VII unless on or before the sixth (6) month anniversary of the Closing Date (or the first annual anniversary of the Closing Date in the case of indemnification claims under Section 7.2(e) and Section 7.2(f)) the Buyer notifies the Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.  The Buyer will have no liability (for indemnification or otherwise) pursuant to this Article VII unless on or before the sixth (6) month anniversary of the Closing Date the Shareholders notify the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholders.

7.5           Limitations on Amount – Shareholders; Source of Indemnification Payments by Shareholders.

(a)           The Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2, absent fraud or willful misconduct, until the total of all Damages with respect to such matters exceeds €100,000, after which the Shareholders will be liable for the excess of all Damages above €100,000 up to but not to exceed €840,000. However, the parties agree that the €100,000 threshold shall not apply in relation to claims related to the warranties outlined under 7.2 (c), 7.2 (e) and 7.2 (f).  The aggregate amount of all Damages for which Buyer Indemnified Persons shall be entitled to be indemnified under this Article VII shall not exceed €840,000.  Except in connection with a breach of a representation or warranty of a Shareholder made in Article IV hereof, in which case the breaching Shareholder shall bear the entire indemnification liability with respect to such breach, in no event shall any Shareholder be obligated to indemnify a Buyer Indemnified Person for any Damages pursuant to this Article VII in excess of such Shareholder’s pro rata portion of such Damages, which pro rata portion shall be determined in accordance with such Shareholder’s pro rata indemnification participation as set forth on Schedule 1 hereto, nor shall any Shareholder be obligated to indemnify a Buyer Indemnified Person for any Damages pursuant to this Article VII for any Damages attributable to a breach of this Agreement by any other Shareholder (including a breach of a representation or warranty made by such Shareholder pursuant to Article IV).

(b)           Any indemnification payments to which a Buyer Indemnified Person is entitled under this Article VII shall be satisfied first from the Escrow Amount pursuant to the terms of the Escrow Agreement and, secondly, if the Escrow Amount shall be insufficient to satisfy such indemnification payments, by collecting directly from the Shareholders. All such indemnification payments shall be deemed an adjustment to the Purchase Price.

7.6           Limitations on Amount – Buyer.  The Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.3, absent fraud or willful misconduct, until the total of all Damages with respect to such matters exceeds €100,000, after which the Buyer will be liable for the excess of all Damages above €100,000.  The aggregate amount of all Damages for breaches of representations and warranties, covenants or obligations for which Shareholder Indemnified Persons shall be entitled to be indemnified under this Article VII shall not exceed €840,000.

7.7           Procedure For Indemnification – Third Party Claims.

(a)           Promptly after receipt by a party seeking indemnification under Sections 7.2 or 7.3 (the “Indemnified Person”), of notice of the commencement of any Proceeding against it or the Company, such Indemnified Person will, if a claim is to be made against a party providing indemnification under such Sections (the “Indemnifying Person”), give notice to the Indemnifying Person of the commencement of such claim, but the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If any Proceeding referred to in Section 7.7(a) is brought against an Indemnified Person and it gives notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will, unless the claim involves Taxes or social security matters, be entitled to participate at its own costs in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Proceeding:  (i) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent which will not be unreasonably withheld unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within thirty days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person, unless the claim involves Taxes, in which case any such compromise or settlement shall require such Indemnifying Person's prior consent, which will not be unreasonably withheld.

7.8           Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

7.9           Mitigation of Damages.  An Indemnified Person’s rights to indemnification under this Agreement are subject to civil law principles of mitigation.  However, no Indemnified Person will be required to exhaust any remedy against any other Person or source (for example, under an insurance policy) as a condition to pursuing or obtaining any indemnification under this Agreement.  The Indemnified Person will, at the Indemnifying Person’s written request, take commercially reasonable steps to mitigate Damages after becoming aware of any event that would reasonably be expected to give rise to Damages for which indemnification may be sought under this Article VII; provided that any steps for which an Indemnified Person incurs any documented out-of-pocket costs will be at the Indemnifying Person’s expense and funded by the Indemnifying Person on a current basis.

7.10         Insurance Proceeds.  To the extent that any Damages are covered by insurance pursuant to which the Indemnified Person is an insured, the Indemnified Person shall be entitled to indemnification pursuant to this Agreement only with respect to the amount of the Damages in excess of the cash proceeds actually received by such Indemnified Person pursuant to such insurance and the Indemnified Person shall make a claim for such insurance in connection with the Damages, if in the ordinary course, consistent with past practice, it would do so in connection with the Damages.  If such Indemnified Person receives such cash insurance proceeds prior to the time such Damages are paid by the Indemnifying Person, then the amount payable by the Indemnifying Person pursuant to such claim shall be reduced by the amount of such insurance proceeds.  If such Indemnified Person receives such cash insurance proceeds after such Damages are paid by the Indemnifying Person, then upon the receipt by the Indemnified Person of any cash proceeds pursuant to such insurance, such Indemnified Person shall promptly repay to the Indemnifying Person any portion of the Damages which was previously paid by the Indemnifying Person to the Indemnified Person in satisfaction of the Damages.

7.11         Exclusive Remedy.  Subject to Section 9.12 hereof, this Article VII will provide the exclusive legal remedy for the matters covered by this Article VII and any other claims relating to this Agreement and the transactions contemplated hereby, except for claims based upon fraud or willful misconduct.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1           Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyer and the Shareholders shall mutually agree upon, except as may otherwise be required by Legal Requirements.  Unless consented to by each party in advance or required by Legal Requirements, prior to the Closing, all parties to this Agreement shall keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person.  The Shareholders and the Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Buyer will have the right to be present for any such communication.

8.2           Non-Solicitation.  Each Shareholder agrees that until the two (2) year anniversary of the Closing Date, it will not, without the prior written consent of the Buyer, (a) solicit or encourage any employee of the Company or the Buyer to terminate his employment and to become employed by the Shareholder or any Affiliate thereof or to enter into a business relationship with the Shareholder or any Affiliate thereof or (b) solicit any client or business relation of the Company to patronize any business that is in competition with the Company or request or advise any such Person to terminate its business relationship with the Company; provided, however, a general solicitation of employment that is not specifically targeted to the employees of the Company shall not be deemed a violation of this section.

8.3           Confidentiality.

(a)           Each Shareholder agrees that it will not make use of, divulge or disclose to any third party any information of any proprietary, secret or confidential nature related to the Company, its business and property, or the Buyer, unless (i) such information was or becomes generally available to the public other than as a result of a disclosure by any Shareholder or any of its Affiliates or (ii) such information was or becomes available to the Shareholders on a non-confidential basis from a source other than from the Buyer or the Company and such source is not bound by a confidentiality obligation to the Buyer or the Company; provided that the Shareholders may disclose such information (A) to their Representatives to the extent those persons need to know such information in the course of performing services to the Shareholder or (B) as required by applicable Legal Requirement and/or in the event the Shareholder is legally compelled to disclose such information.

(b)           The Buyer agrees that it will not make use of, divulge or disclose to any third party any information of any proprietary, secret or confidential nature related to each Shareholder, unless (i) such information was or becomes generally available to the public other than as a result of a disclosure by the Buyer or any of its Affiliates or (ii) such information was or becomes available to the Buyer on a non-confidential basis from a source other than from the Shareholders or the Company and such source is not bound by a confidentiality obligation to the Shareholders or the Company; provided that the Buyer may disclose such information (A) to its Representatives to the extent those persons need to know such information in the course of performing services to the Buyer or (B) as required by applicable Legal Requirement and/or in the event the Buyer is legally compelled to disclose such information.

8.4           Tax  Indemnification.  The indemnification obligations of the Shareholders with respect to Taxes are provided in Section 7.2(d) of this Agreement.

8.5           Certain Elections. From the date hereof through the Closing Date, neither the Company nor the Shareholders shall make or change any election with respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior consent of Buyer.

8.6           Sales and Transfer Taxes.  The Buyer shall pay and shall hold the Shareholders harmless from and against all transfer Taxes, recording fees, stamp Taxes and other sales, transfer, use, excise, purchase and similar Taxes, if any, imposed in connection with or as a result of the acquisition of the Shares by the Buyer or the Contemplated Transactions.

8.7           Petitgenet Bonus.  The Buyer shall cause the Company to pay the Petitgenet Bonus within the one month period following the Closing in accordance with the Company’s ordinary payroll practices.

ARTICLE IX

GENERAL PROVISIONS

9.1           Expenses.  Except as otherwise expressly provided in this Agreement, each of the Buyer, on the one hand, and the Shareholders (on behalf of the Company and the Shareholders) on the other hand, shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

9.2           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand or by nationally recognized overnight courier service, (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Buyer, to:

QAD Ireland Ltd. at the address of QAD Europe B.V.
Beech Avenue 125
1119 RB Schiphol-Rijk, The Netherlands
Attention: EMEA Legal Counsel
Telephone: XXXXXXXXXXX

With a copy to:

BMH Avocats
29, Rue de Faubourg Saint-Honoré
Paris 75008, France
Telephone: XXXXXXXXXXX

or to such other Person or at such other place as the Buyer shall furnish to the Company and the Shareholders in writing; and

If to the Company, to:

DynaSys S.A.
c/o MidMark Investors, L.P.
177 Madison Avenue
Morristown, NJ 07960
Attention: Matthew Finlay
Telephone: XXXXXXXXXXX
Fax: XXXXXXXXXXX
Email: XXXXXXXXXXX

Note:  Certain personal and/or confidential information marked with Xs has been redacted.

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07101-0652
Attention: David F. Broderick, Esq.
Telephone: XXXXXXXXXXX
Fax: XXXXXXXXXXX
Email: XXXXXXXXXXX

If to any Shareholder, to:

MidMark Investors, L.P.
MidMark Capital, L.P.
177 Madison Avenue
Morristown, NJ 07960
Attention: Matthew Finlay
Telephone: XXXXXXXXXXX
Fax: XXXXXXXXXXX
Email: XXXXXXXXXXX

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07101-0652
Attention: David F. Broderick, Esq.
Telephone: XXXXXXXXXXX
Fax: XXXXXXXXXXX
Email: XXXXXXXXXXX

and,

Marccus Partners SELAS
23, Rue Balzac
Paris 75008, France
Attention: Dr. Christoph Maurer
Telephone: XXXXXXXXXXX
Fax: XXXXXXXXXXX
Email: XXXXXXXXXXX

or to such other Person or at such other place as the Company or any Shareholder of the Company shall furnish to the Buyer in writing.

9.3           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties to the Commercial court of Paris, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Note:  Certain personal and/or confidential information marked with Xs has been redacted.

9.4           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.5           Waiver.  At any time prior to the Closing, the Buyer, on the one hand, and the Company or the Shareholders, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.6           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including the Letter of Intent,  and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.7           Disclosure Schedule.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.8           Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

9.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10           Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references in this Agreement to “Article,” “Articles,” “Section,” or “Sections” refer to the corresponding Article, Articles, Section, or Sections, respectively, of this Agreement.

9.11           Governing Law.  This Agreement shall be construed under and governed by the internal substantive laws of the French Republic, including validity, interpretation and effect without regard to principles of conflicts of law.

9.12           Specific Performance.  The Buyer and the Shareholders recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, agree that, in addition to the remedies available under Article VII, a non-breaching party to this Agreement shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement in three (3) originals as of the date first written above.

SHAREHOLDERS:

MIDMARK INVESTORS, L.P.
a Delaware limited partnership

By:	MidMark Associates II, LLC,
its general partner

By: /s/ Ariel Weil
Name: ARIEL WEIL
Title: MANAGING DIRECTOR

MIDMARK CAPITAL, L.P.
a Delaware limited partnership

By:	MidMark Associates Inc.
its general partner

By:	/s/ Ariel Weil
Name: ARIEL WEIL
Title: MANAGING DIRECTOR

BUYER:

QAD IRELAND LTD.

By: /s/ Peter Geddes
Name: PETER GEDDES
Title: DIRECTOR

Signature Page to Share Purchase Agreement

SCHEDULE 1

SHAREHOLDERS; COMPANY SHARES; PURCHASE PRICE ALLOCATION

Name	Company Shares	Percentage Ownership

MidMark Investors, L.P.	42,664	94.561%

MidMark Capital, L.P.	2,454	5.439%

SCHEDULE 2

WIRE TRANSFER INSTRUCTIONS

MidMark Investors, L.P.:

Intermediary bank	: XXXXXXXXXXX
Swift code	: XXXXXXXXXXX
Beneficiary bank	: XXXXXXXXXXX
Swift code	: XXXXXXXXXXX
Beneficiary name	: XXXXXXXXXXX
Account	: XXXXXXXXXXX
Ref Field 70	: XXXXXXXXXXX
Ref Field 72	: XXXXXXXXXXX

MidMark Capital, L.P.:

Intermediary bank	: XXXXXXXXXXX
Swift code	: XXXXXXXXXXX
Beneficiary bank	: XXXXXXXXXXX
Swift code	: XXXXXXXXXXX
Beneficiary name	: XXXXXXXXXXX
Account	: XXXXXXXXXXX
Ref Field 70	: XXXXXXXXXXX
Ref Field 72	: XXXXXXXXXXX

Escrow Agent:

Bank Account:	XXXXXXXXXXX
XXXXXXXXXXX
Bank :	XXXXXXXXXXX
ABA No.:	XXXXXXXXXXX
Swift Code:	XXXXXXXXXXX
Reference No.:	XXXXXXXXXXX

Note:  Certain personal and/or confidential information marked with Xs has been redacted.